Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Sandridge Energy, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	(1)	Other	3,000,000	$11.65	$34,950,000.00	0.0001531	$5,350.85

Total Offering Amounts:							$34,950,000.00		5,350.85
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$5,350.85

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock being registered hereunder includes such indeterminate number of additional shares of common stock as may become issuable as a result of any stock dividend, split, combination or similar transaction. The proposed maximum offering price per unit is estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) under the Securities Act, based upon the average of the high and low prices for our common stock on September 4, 2025, as reported by the New York Stock Exchange.